Exhibit  3.1

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Leaping Group Co., Ltd.

越众集团有限公司

(the "Company")

1.	The name of the Company is Leaping Group Co., Ltd. 越众集团有限公司.

2.	The registered office of the Company shall be at the offices of Hermes Corporate Services Ltd., Fifth Floor, Zephyr House, 122 Mary Street, George Town, P.O. Box 31493, Grand Cayman KY1-1206, Cayman Islands or at such other place as the directors of the Company may, from time to time, decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Law, or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Law including the power to make any alterations or amendments to its Memorandum and Articles of Association in the manner set out in its Articles of Association and including, but not limited to, the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company and do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest moneys of the Company in such manner as the directors of the Company determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers and/or employees of the Company, past or present and their families; to purchase directors and officers’ liability insurance and to carry on any trade or business and generally to do all acts and things which in the opinion of the Company or the directors of the Company may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each member of the Company is limited to the amount, if any, unpaid on the shares held by such member.

6.	The share capital of the Company is US$50,000 divided into 50,000,000 Shares of a nominal or par value of US$0.001 each. Subject to the provisions of the Companies Law and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its shares, to re-designate or re-classify its shares in different classes and series, and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary Shares, common shares, preference shares or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	If the Company is registered as exempted, its operations shall be carried on subject to section 174 of the Companies Law. The Company may effect and conclude contracts in the Cayman Islands, and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands but shall not otherwise trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

8.	Subject to the provisions of the Companies Law and the Articles of Association, the Company may exercise the power contained in section 206 of the Companies Law to deregister in the Cayman Islands and register by way of continuation under the laws of any jurisdiction outside the Cayman Islands.

9.	Capitalised terms used in this Memorandum of Association which are not defined herein shall bear the same meaning as those given them in the Articles of Association of the Company.

I, the undersigned, whose name and address is subscribed, am desirous of being formed into a Company in pursuance of this Memorandum of Association, and I agree to take the number of shares in the capital of the Company set opposite my name.

NAME AND ADDRESS OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY SUBSCRIBER

/s/ Yun Sheng	ONE ORDINARY SHARE

Yun Sheng
P.O. Box 31493
Grand Cayman KY1-1206
CAYMAN ISLANDS

Dated: 21 August 2018